ALICO EXTENDS PAYMENT DATE ON REAL ESTATE CONTRACTS

La Belle, FL., September 30, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today that its subsidiary, Alico-Agri, Ltd.,  had granted Ginn- LA Naples, Ltd, LLLP, and West FM Crockett, LLC (“Purchasers”) an extension until October 3, 2008, to pay the amounts due on three real estate contracts.

The contracts were originally entered into in July 2005 and December 2006 and related to the sale of approximately 5,590 acres of property in Lee County, Florida for a total purchase price of $138.4 million.  According to the terms of the contracts, the Purchasers were scheduled to make a mortgage principal payment of $4.0 million, an option extension payment of $3.6 million and an interest payment of $1.2 million on September 29, 2008.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Dan L. Gunter
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.